Exhibit 16

                    [Letterhead of Beard Miller Company LLP]

May 5, 2006

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on May 1, 2006, to be filed by American Bank Incorporated. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,



/s/ Beard Miller Company LLP

Reading, Pennsylvania